EXHIBIT 4

                        SECOND AMENDED AND RESTATED
                       GUARANTY AND SUPPORT AGREEMENT


      THIS AGREEMENT, dated as of August 7, 1996 (this "Agreement"), between Florida Progress Corporation, a Florida corporation ("Progress"), and Progress Capital Holdings, Inc., a Florida corporation ("PCH"), is entered into to amend and restate that certain Amended and Restated Support Agreement, dated as of February 1, 1991, between the parties hereto, to read in its entirety as follows:

                                WITNESSETH:

      WHEREAS, Progress is the owner of 100% of the outstanding shares of PCH;

      WHEREAS, PCH has incurred Debt (as hereinafter defined), and intends to incur Debt from time to time from parties other than Progress to enable PCH to carry on its business; and

      WHEREAS, Progress and PCH desire to enter into this Agreement for the benefit of Holders (as hereafter defined) of PCH's Debt, to enhance PCH's ability to incur such Debt;

      NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

      1. Definitions. The following terms as used in this Agreement shall have the following meanings:

            a. "Debt" means PCH's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by PCH, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) capitalized lease obligations and
(f) Guarantees; provided, however, that such Debt was incurred or entered into after August 22, 1988, and provided further, that Debt shall not include any obligations of PCH to Progress.

            b. "Holder" shall mean any Person to which PCH is indebted or obligated in respect of Debt or which is acting as trustee or authorized representative with respect to Debt on behalf of any such Person, but shall not include Progress or any other Person controlled, directly or indirectly, by Progress.

            c. "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a capitalized lease obligation or analogous instrument, in, of or on any of PCH's property.

            d. "Guarantee" means the liability of PCH under any agreement by which PCH assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the

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payment of, or otherwise becomes liable upon, the obligation of any other Person or otherwise assures any creditor of such other Person against loss, in each such case, the liability of PCH to be reasonably capable of being calculated, and shall include, without limitation, the contingent liability of PCH under any letter of credit or the commercial equivalent thereof (other than trade letters of credit or the commercial equivalent thereof) for which PCH is in any way liable.

            e. "Operative Instrument" means any agreement by which PCH issues, provides for the payment of, or is obligated with respect to, any Debt.

            f. "Person" means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

      2. Stock Ownership. During the term of this Agreement, Progress shall own, directly or through one or more of its wholly owned subsidiaries, all the outstanding shares of stock of PCH having the right to vote for the election of members of the Board of Directors of PCH (except for any shares of PCH's stock having the special right to vote for directors in circumstances involving PCH's default in the payment of dividends or sinking funds), and will not pledge, encumber or dispose of any of such shares unless required to do so pursuant to a court order or decree of any governmental authority which, in the opinion of counsel to Progress, may not be successfully challenged.

      3.  Guaranty.

            a. Subject to the provisions of paragraph 4 below, Progress hereby unconditionally guarantees to each Holder of any Debt that: (i) in the event of the nonpayment by PCH, when due, of the full amount of (a) any Debt stated in any Operative Instrument to be payable by PCH, and (b) all other amounts payable by PCH pursuant to any Operative Instrument in respect of any Debt, including, without limitation, the principal of, the interest and any premium on, the Debt and including any such amount payable pursuant to any waiver, modification, amendment or change of any provision of any of the Operative Instruments in accordance with the terms of the applicable waiver, modification, amendment or change, Progress will promptly pay in full such amount when due in accordance with the provisions of the applicable Operative Instrument, whether at maturity, or as a prepayment or by acceleration or otherwise, all at the time and place and in the amount and manner prescribed in, and otherwise in accordance with, the applicable Operative Instrument, and (ii) Progress will, promptly after demand, pay to each Holder of any Debt the costs and expenses incurred in connection with enforcing the rights of such Holder against PCH by reason of PCH's failure to pay, or against Progress by reason of Progress' failure to pay, in accordance with this paragraph 3, including, without limitation, the reasonable fees and expenses of counsel and including the reasonable fees and expenses incurred in any insolvency or bankruptcy case or proceeding.

            b. This is an unconditional and absolute guaranty of payment and not a guaranty of collection. If for any reason PCH fails to pay, when due and in the full amount,

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any amount referred to in paragraph 3.a. hereof, Progress will pay such amount, in full, to the Person entitled to receive the same, regardless of any defense or set-off or counterclaim which PCH or any other Person may have or assert and regardless of whether or not the Holder of any Debt or anyone acting on behalf of such Holder shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against PCH or any other Person to compel any such payment or to collect all or part of any such amount, either pursuant to the provisions of any Operative Instrument or at law or in equity, and regardless of any other condition or contingency.

            c. Progress hereby unconditionally: (i) waives any requirement that, in the event of any default by PCH in the payment, when due, of the full amount payable in respect of any Debt of PCH, the Holder of any such Debt first make demand upon, or seek to enforce remedies against, PCH or any other Person before demanding payment under or seeking to enforce such Holder's rights under this Agreement; (ii) covenants that such Holder's rights under this Agreement will not be discharged except by complete performance of all payment obligations of PCH in respect of Debt contained in every Operative Instrument or as otherwise expressly agreed to in writing by each Holder of the Debt; (iii) agrees that such Holder's rights under this Agreement shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by, any invalidity, irregularity or unenforceability in whole or in part of any Debt of PCH or any Operative Instrument or any limitation on the liability of PCH thereunder, or any impossibility or illegality of performance on the part of PCH under any Debt of PCH or any of the Operative Instruments or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever; and (iv) waives diligence, presentment and protest with respect to, and any notice of default in the payment of any amount at any time payable by PCH under or in connection with, any Debt of PCH or any Operative Instrument.

           d. The obligations, covenants, agreements and duties of Progress under this paragraph 3 shall not be released, affected or impaired by any assignment or transfer, in whole or in part, of any Debt or Operative Instrument, although made without notice to or the consent of Progress, or any waiver by the Holder of any Debt, or by any other Person, of the performance or observance by PCH or Progress of any of the agreements, covenants, terms or conditions contained in any Operative Instrument, or any indulgence in or the extension of time for payment by PCH or renewal thereof, or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of PCH or any guaranty set forth in any Operative Instrument, or the voluntary or involuntary liquidation, administration, sale or other disposition of all or substantially all of the assets of PCH or Progress, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceeding, affecting PCH or Progress or any assets of PCH or Progress, or the release of any property from any security for any Debt, or the impairment of any such property or security, or the release or discharge of PCH or Progress from the performance or observance of any agreement, covenant, term or condition contained in any Operative Instrument by operation of law, or the merger or consolidation of PCH or Progress, or any other cause, whether similar or dissimilar to the foregoing. Progress agrees that no Holder of any Debt shall be under any obligations to marshall any assets in favor

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of Progress or otherwise in connection with obtaining payment of any or all of the obligations under the Operative Instruments from any Person or source.

            e. If Progress shall be required to make any payments on account of any Debt or otherwise in accordance with any Operative Instruments and pursuant to this paragraph 3, Progress shall be subrogated to the rights of the Holder of such Debt (subject to the prior payment in full in cash of all principal, interest and premium, if any, due on all the Debt and all amounts payable under any Operative Instrument on account of Debt) to receive payments or distributions of assets of PCH payable or distributable to such Holder until Progress shall have been repaid in full.

            f. If at any time any payment received by any Holder of any Debt under any Operative Instrument is required to be repaid by such Holder, the obligations, covenants, agreements and duties of Progress under this paragraph 3 shall be reinstated as if such payment had not been made.

            g. The obligations of Progress under this paragraph 3 are continuing obligations and a separate cause of action shall arise in respect of each default hereunder. No failure on the part of the Holder of any Debt to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or any of the Operative Instruments. This paragraph 3 constitutes a continuing guaranty and shall (i) remain in full force and effect until indefeasible payment in full of all the payment obligations under the Operative Instruments and all other amounts payable under this paragraph 3, (ii) be binding upon Progress, its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for Progress, and
(iii) inure to the benefit of and be enforceable by each Holder of any Debt and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Holder of any Debt may assign or otherwise transfer any Debt to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Holder therein or otherwise with respect to such Debt so transferred or assigned.

      4. Rights of Holders. Notwithstanding the foregoing, in no event may any Holder of any Debt, on default by Progress or PCH or upon failure to comply with this Agreement by Progress, have recourse to or against the stock of Florida Power Corporation held by Progress, the assets of Florida Power Corporation or any interest of Progress or PCH in such stock or assets.

      5. Amendments and Termination. This Agreement may be amended or modified at any time by the parties hereto; provided, however, that no such amendment or modification which adversely affects the Holders of Debt outstanding at the time of execution thereof shall be binding on or in any manner become effective with respect to such Debt except with the prior written consent of the Holders of not less than a majority in principal amount of Debt at the time

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outstanding.  This Agreement may be terminated by either party hereto upon 30 days prior written notice to the other party; provided, however, that this Agreement shall not terminate until such time as all Debt outstanding on or prior to the date of the giving of notice of termination shall have been paid. Notwithstanding the foregoing, the parties hereto may not modify or terminate any or all of the provisions of this Agreement with respect to any Debt then outstanding unless two nationally recognized rating organizations confirm in writing that their rating for such Debt would be the same whether or not such provisions were in effect.

      6. Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and is also intended for the benefit of the Holders from time to time of the Debt and, notwithstanding that such Holders are not parties hereto, each such Holder shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein. This Agreement is not intended for the benefit of any person other than the Holders of the Debt, and shall not confer or be deemed to confer upon any other such person any benefits, rights or remedies hereunder.

      7. Governing Law. This Agreement shall be governed by the laws of the State of Florida.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

                                          FLORIDA PROGRESS CORPORATION,
                                          a Florida corporation


                                          By: /s/ Jeffrey R. Heinicka
                                          ------------------------------
                                          Jeffrey R. Heinicka
                                          Senior Vice President and
                                          Chief Financial Officer


                                          PROGRESS CAPITAL HOLDINGS, INC.,
                                          a Florida corporation


                                          By: /s/ James V. Smallwood
                                          ------------------------------
                                          James V. Smallwood
                                          Vice President and Treasurer

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